Exhibit 99.1

WINN-DIXIE	NEWS RELEASE

WINN-DIXIE STORES, INC.	5050 EDGEWOOD COURT	P.O. BOX B	JACKSONVILLE, FLORIDA	32203-0297	(904) 783-5000

CONTACTS:

Investors	Media
Bennett L. Nussbaum	Joanne Gage
Senior Vice President and Chief Financial Officer	Vice President of Advertising and Marketing
(904) 370-6655	(904) 370-7460

WINN-DIXIE REPORTS 1ST QUARTER FISCAL 2005 RESULTS

Strategic Initiatives on Track

JACKSONVILLE, FL, October 20, 2004 – Winn-Dixie Stores, Inc. (NYSE: WIN) today announced financial results for the first quarter of its 2005 fiscal year, which ended September 22, 2004. The Company also reported on its progress with previously announced strategic initiatives designed to improve the Company’s competitive positioning.

During the first quarter of fiscal 2005, the Company had a net loss from continuing operations of $123.6 million, or $0.88 per diluted share, compared to net earnings from continuing operations of $5.2 million, or $0.04 per diluted share, during the first quarter of fiscal 2004.

The net loss from continuing operations for the first quarter includes a substantially non-cash restructuring charge of $83.2 million, $54.2 million net of tax or $0.38 per diluted share, related to the Company’s asset rationalization plan, primarily lease termination costs. The net loss from continuing operations also includes a non-cash charge of $88.0 million, $59.6 million net of tax or $0.42 per diluted share, related primarily to the impairment of goodwill. Due to the decline in the Company’s market capitalization, the Company tested its goodwill for impairment in accordance with Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” and has recorded the full impairment associated with the Company’s prior acquisitions. Combined, the restructuring and goodwill impairment charges had a total negative impact of $171.2 million, $113.8 million net of tax or $0.80 per diluted share, during the quarter.

The Company incurred a net loss from discontinued operations of $29.5 million, or $0.21 per diluted share, for the first quarter of fiscal 2005, compared with a net loss from discontinued operations of $3.9 million, or $0.03 per diluted share, during the first quarter of fiscal 2004. The net loss from discontinued operations includes non-cash charges totaling $32.4 million, $20.5 million net of tax or $0.15 per diluted share, from lease termination and asset impairment charges.

Including discontinued operations, the Company reported a net loss of $153.1 million for the first quarter of fiscal 2005, or $1.09 per diluted share, as compared to net earnings of $1.2 million, or $0.01 per diluted share, for the first quarter of fiscal 2004.

Sales from continuing operations for the 12 weeks ended September 22, 2004 were $2.3 billion, a decrease of 3.4% from the same quarter last year. Identical store sales from continuing operations, which include enlargements and exclude stores that opened or closed during the period, decreased 3.8%

for the first quarter as compared to the same period last year. Comparable store sales from continuing operations, which include replacement stores, decreased 3.7% for the quarter compared to the same quarter in fiscal 2004.

Gross margin from continuing operations as a percentage of sales was 26.9% for the first quarter, down from 27.2% in the first quarter of fiscal 2004, but a sequential improvement over the 26.8% reported in the fourth quarter of fiscal 2004.

“As with any turnaround that involves asset rationalization, our near-term bottom line continues to be impacted by restructuring charges, which were substantially non-cash and within the range we provided earlier this year, as well as non-cash asset impairment charges,” said Frank Lazaran, President and Chief Executive Officer. “Operationally, however, we improved margins sequentially for the third consecutive quarter, our initiatives to improve Winn-Dixie’s operational performance and competitive position are on track, and our cash position and total liquidity remain stable.”

PROGRESS REPORT ON STRATEGIC INITIATIVES

During the first quarter, the Company continued to develop and execute the strategic initiatives announced in January 2004, which are designed to improve Winn-Dixie’s competitive positioning.

Core Market Analysis/Asset Rationalization Review

On April 23, 2004, the Company’s Board of Directors approved a plan under which Winn-Dixie is focusing on a core base of stores across 36 designated market areas (DMAs). The Company continues to operate in the Bahamas. Under the plan, the Company is exiting a total of 156 stores, 111 of which are in 16 non-core DMAs and 45 of which are under-performing stores within its core DMAs. The Company is also pursuing its previously announced plans to streamline its distribution and manufacturing operations.

Store Dispositions and Closures

As of the close of business yesterday, out of the 156 stores the Company plans to exit as part of its asset rationalization plan, 47 have been closed and 34 have been sold or subleased, or are under firm contract for sale or sublease. Of the 47 stores that have been closed, several involve leases that have expired or will expire by the end of the fiscal year. The Company is continuing to pursue the sale or sublease of as many as possible of the remaining stores to be exited.

In the Company’s non-core markets, 32 stores have been sold or subleased, or are under firm contract for sale or sublease, and 21 stores have been closed as part of the asset rationalization plan. In the Company’s core markets, two stores are under firm contract for sale or sublease and 26 stores have been closed as part of the plan.

Distribution Centers

As previously announced, the Company has closed its Raleigh (North Carolina) and Sarasota (Florida) distribution facilities. The Company expects to sell or close its Louisville (Kentucky) facility during the second quarter of fiscal 2005. Separately, the Company also sold a distribution center in Tampa, Florida during the first quarter of fiscal 2005 that had been closed prior to the implementation of the asset rationalization plan.

Manufacturing Operations

As announced on September 8, 2004, the Company has completed the sale of its Dixie Packers manufacturing facility to The Smithfield Packing Company, Inc. Additionally, during the first quarter of fiscal 2005, the Company closed its Greenville Ice Cream plant and moved production to another of its facilities. The Company continues to have discussions with third parties regarding the potential sale of Crackin’ Good Bakers, Crackin’ Good Snacks, and Montgomery Pizza. Winn-Dixie expects to complete these additional exits by the end of April 2005.

As a result of the asset rationalization plan, Winn-Dixie’s workforce has been reduced by approximately 4,700 positions as of today. As previously announced, the Company expects total headcount to be reduced by about 10,000 positions.

Lead Market Update

Winn-Dixie is executing brand-related initiatives aimed at positioning Winn-Dixie as a neighborhood grocer competing on a combination of convenience, quality and price. As part of the brand initiatives, the Company is introducing new product offerings and merchandising programs to enhance its perishables offerings. The Company is also working to improve its store operating model to deliver a higher quality customer shopping experience consistently, as well as personal, friendly in-store service. Winn-Dixie is testing its new product offerings and merchandising programs, along with its new training, recruiting and performance management initiatives, in its lead market of 92 stores in Miami-Ft. Lauderdale, Florida.

The Company is including store upgrades as part of its lead market initiative. The upgrades enhance the décor in bakeries and delis, add registers in these departments, install or upgrade self check out services and incorporate other improvements throughout the store. To complement the physical improvements, the new perishables products and offerings are introduced as part of the store upgrade program.

As of today, Winn-Dixie has completed store upgrades in 28 of the 92 targeted stores in its Miami-Ft. Lauderdale lead market at a total cost of approximately $16 million. The Company expects to have a total of 60-65 store upgrades completed by the Thanksgiving holiday and to complete the full 92-store lead market store upgrade program by March 2005. The total cost of the lead market initiative, including capital expenditures, training, store resets and other costs, is expected to range from $50 to $60 million and is expected to be incurred by March 2005.

“Although it is too early to draw meaningful conclusions from the available data, both customer feedback and initial sales trends from the first set of lead market stores have been encouraging,” said Mr. Lazaran. “So far, the upgraded stores are performing substantially better than other stores in our lead market that have not yet been upgraded. Our customer response data also shows a positive reaction to our store upgrades, including the improved appearance, better customer service and enhanced product assortment.”

The Company is collecting and analyzing data on customer and market responses in the lead market and will continue to refine its strategy as appropriate. In addition, the Company is developing a plan to begin to conduct store upgrades in three priority DMAs outside of Miami-Ft. Lauderdale. The Company does not anticipate recognizing any material earnings increase from its store upgrades in fiscal 2005 given the limited number of store upgrades to be completed throughout the year.

Hurricane Update

The Company’s insurance for named windstorms covers losses resulting from inventory damage, property damage, power outages, preparation and cleanup expenses and civil authority closings, and also includes business interruption coverage. As announced on September 30, the Company expects to be fully covered for losses due to Hurricanes Charley, Frances, Ivan and Jeanne in excess of its $10.3 million annual insurance deductible. The financial statement impact of property and inventory losses related to the hurricanes is not expected to have a material adverse effect on earnings in the current and future quarters due to recoveries expected in excess of out-of-pocket costs. The Company is preparing its claim for business interruption and other loss coverage.

Extended store closings across the Company, including the Bahamas, as a result of the recent hurricanes were limited, with most affected stores reopened and operational within 24-48 hours. Currently, Winn-Dixie has two stores closed as a result of the hurricanes, one of which is expected to open within the next few days and the other by the end of the year. The Company’s distribution centers and manufacturing facilities were not affected significantly and are fully operational.

Liquidity Update

As of the end of the first quarter of fiscal 2005, the Company’s total liquidity was $452.5 million, including $64.0 million in cash and cash equivalents and $388.5 million of net borrowing availability under its revolving credit facility. This compares with $448.5 million in total liquidity reported for the fiscal 2004 fourth quarter ended June 30, 2004, which was comprised of $56.8 million in cash and cash equivalents and $391.7 million of net borrowing availability under the revolving credit facility.

During the first quarter of fiscal 2005, the Company received cash proceeds of $15.8 million from the sale of assets. Subsequent to the end of the quarter, the Company received $49 million in payment of its fiscal 2004 income tax receivable. This amount is not reflected in the first quarter cash balance.

Company management believes that current cash on hand, available trade credit, available borrowings under the revolving credit facility, anticipated cash flow from operations, cash increases as a result of improvements in working capital and the sale of assets from the execution of the asset rationalization plan will be sufficient to fund our current operating and capital needs.

About Winn-Dixie

Winn-Dixie Stores, Inc., is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. For more information, please visit www.winn-dixie.com.

Forward-Looking Statements

Certain information in this press release may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the results described in the forward-looking statements. These forward-looking statements include, and may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes,” or “intends” and similar words and phrases.

Factors generally that could cause the Company’s actual results to differ materially from the expected results described in the Company’s forward-looking statements include, but are not limited to favorable or unfavorable developments affecting: (1) the Company’s ability to execute its strategic initiatives, including core market analysis and asset rationalization program, expense reduction, brand positioning, customer service, and store upgrades and the Company’s ability to fund these initiatives, particularly in light of current operating results, covenants contained in financing documents and the impact of changes in the Company’s debt ratings by nationally recognized rating agencies; (2) the Company’s ability to increase sales and market share through the initiatives being tested in the Company’s lead market; (3) the success of the Company’s asset rationalization initiative, which is expected to result in restructuring charges and gains/losses from asset dispositions through April 2005 (4) the success of the Company’s store upgrade program and additional capital investments in addressing store conditions that management believes are negatively impacting sales; (5) the Company’s ability to increase capital spending levels in the future to fully maintain the Company’s store base and other capital assets; (6) the Company’s ability to maintain appropriate payment terms with the Company’s vendors; (7) the Company’s ability to realize expected insurance recoveries related to recent hurricanes; (8) the Company’s ability to enhance retail operations execution and achieve customer acceptance of improvement of in-store operations; (9) the Company’s ability to achieve targeted expense reductions, some of which are subject to future risk of realization; (10) the Company’s ability to effectively implement pricing and promotional programs; (11) the Company’s response to the entry of new competitors in the Company’s markets, including traditional grocery store openings and the entry of non-traditional grocery retailers such as mass merchandisers, supercenters, warehouse club stores, dollar-discount stores, drug stores and conventional department stores; (12) the Company’s ability to upgrade its information systems and successfully implement new technology; (13) the Company’s ability to predict with certainty the reserve for self-

insurance; (14) the Company’s ability to maintain appropriate sanitation and quality standards in its stores; (15) the Company’s ability to successfully resolve certain alleged class action lawsuits; (16) the Company’s ability to recruit, retain and develop key management and employees; (17) changes in federal, state or local laws or regulations affecting food manufacturing, distribution, or retailing, including environmental regulations; and (18) general business and economic conditions in the Company’s operating regions.

Please refer to discussions of these and other factors in this news release and other Company filings with the Securities and Exchange Commission. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Securities and Exchange Commission Fair Disclosure Forward-Looking Earnings Forecast

Due to the uncertainty of the financial impact during the next few quarters of unpredictable operating results, the implementation of the Company’s new initiatives and competitors’ response and customer acceptance of those initiatives, the Company will continue not to provide earnings guidance for the 2005 fiscal year.

# # #

TABLES FOLLOW

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Amounts in thousands except per share data

	12 Weeks Ended Sept. 22, 2004%		12 Weeks Ended Sept. 17, 2003%
Net sales	$2,336,609	100.0	2,418,780	100.0
Cost of sales	1,707,258	73.1	1,759,771	72.8

Gross profit on sales	629,351	26.9	659,009	27.2
Other operating and administrative expenses	640,662	27.4	646,595	26.7
Impairment charges	87,982	3.8	—	—
Restructuring charges	83,206	3.5	—	—

Operating (loss) income	(182,499)	(7.8)	12,414	0.5
Interest expense, net	7,274	0.3	4,311	0.2

(Loss) earnings before income taxes	(189,773)	(8.1)	8,103	0.3
Income tax (benefit) expense	(66,220)	(2.8)	2,927	0.1

Net (loss) earnings from continuing operations	(123,553)	(5.3)	5,176	0.2

Discontinued operations:
Loss from discontinued operations	(15,137)		(6,190)
Loss on disposal of discontinued operations	(31,631)		—
Income tax benefit	(17,244)		(2,259)

Net loss from discontinued operations	(29,524)		(3,931)

Net (loss) earnings	$(153,077)		1,245

Basic (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.88)		0.04
Loss from discontinued operations	(0.21)		(0.03)

Basic (loss) earnings per share	$(1.09)		0.01

Diluted (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.88)		0.04
Loss from discontinued operations	(0.21)		(0.03)

Diluted (loss) earnings per share	$(1.09)		0.01

Dividends per share	$—		0.05

Weighted average common shares outstanding-basic	140,724		140,628

Weighted average common shares outstanding-diluted	140,724		141,108

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

Amounts in thousands except par value

	Sept. 22, 2004	June 30, 2004
ASSETS

Current Assets:
Cash and cash equivalents	$64,026	56,818
Marketable securities	19,397	19,275
Trade and other receivables	100,609	109,051
Insurance claims receivable	31,076	—
Income tax receivable	77,351	49,148
Merchandise inventories less LIFO reserve of $220,770 ($219,270 as of June 30, 2004)	886,356	940,529
Prepaid expenses and other current assets	28,816	24,814
Assets held for sale	36,108	51,034
Deferred income taxes	89,880	100,129

Total current assets	1,333,619	1,350,798

Cash surrender value of life insurance, net	12,004	15,502
Property, plant and equipment, net	872,836	886,055
Goodwill	—	87,112
Non-current deferred income taxes	205,033	139,089
Other assets, net	141,318	140,335

Total assets	$2,564,810	2,618,891

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Current portion of long-term debt	$280	273
Current obligations under capital leases	2,675	2,616
Accounts payable	492,535	511,443
Reserve for insurance claims and self-insurance	97,310	97,952
Accrued wages and salaries	99,735	93,385
Accrued rent	132,690	109,727
Accrued expenses	133,530	123,470

Total current liabilities	958,755	938,866

Reserve for insurance claims and self-insurance	182,612	182,514
Long-term debt	300,554	300,605
Obligations under capital leases	12,955	13,566
Defined benefit plan	69,471	68,827
Lease liability on closed facilities, net of current portion	238,649	160,214
Other liabilities	35,530	36,954

Total liabilities	1,798,526	1,701,546

Shareholders’ Equity:
Common stock $1 par value. Authorized 400,000,000 shares; 142,020,419 shares outstanding at Sept. 22, 2004 and 142,028,240 shares outstanding at June 30, 2004.	142,020	142,028
Retained earnings	627,861	778,819
Accumulated other comprehensive loss	(3,597)	(3,502)

Total shareholders’ equity	766,284	917,345

Total liabilities and shareholders’ equity	$2,564,810	2,618,891

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

Dollar amounts in thousands

	12 Weeks Ended Sept. 22, 2004	12 Weeks Ended Sept. 17, 2003
Cash flows from operating activities:
Net (loss) earnings	$(153,077)	1,245
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Loss on sale of facilities	567	—
Depreciation and amortization	35,066	38,806
Impairment charges	92,443	—
Deferred income taxes	(55,521)	5,860
Stock compensation plans	2,112	1,175
Change in operating assets and liabilities:
Trade and other receivables	(22,634)	(1,461)
Merchandise inventories	51,444	(17,374)
Prepaid expenses and other current assets	(1,640)	(550)
Accounts payable	(18,908)	5,970
Lease liability on closed facilities	92,584	(9,544)
Income taxes payable / receivable	(28,203)	(11,487)
Defined benefit plan	644	496
Reserve for insurance claims and self-insurance	(544)	4,435
Other accrued expenses	25,314	499

Net cash provided by operating activities	19,647	18,070

Cash flows from investing activities:
Purchases of property, plant and equipment, net	(24,525)	(37,675)
(Increase) decrease in investments and other assets	(2,527)	988
Proceeds from sale of facilities	15,788	—
Marketable securities, net	(163)	—

Net cash used in investing activities	(11,427)	(36,687)

Cash flows from financing activities:
Principal payments on long-term debt	(44)	(37)
Debt issuance costs	(323)	—
Principal payments on capital lease obligations	(597)	(961)
Dividends paid	—	(7,041)
Other	(48)	(20)

Net cash used in financing activities	(1,012)	(8,059)

Increase (decrease) in cash and cash equivalents	7,208	(26,676)
Cash and cash equivalents at the beginning of the year	56,818	127,515

Cash and cash equivalents at the end of the period	$64,026	100,839

Supplemental cash flow information:
Interest paid	$104	1,889
Interest and dividends received	$127	642
Income taxes paid	$229	6,410

SUPPLEMENTAL AND EXPLANATORY INFORMATION

(1)	Basis of Consolidation: The Condensed Consolidated Financial Statements include the accounts of Winn-Dixie Stores, Inc. and its subsidiaries, which operate as a major food retailer in 12 states, and the Bahama Islands.

(2)	Income Taxes: The provision for income taxes reflects management’s best estimate of the effective tax rate expected for the fiscal year. The effective tax rate for continuing operations for fiscal years 2005 and 2004 is 34.9%.

(3)	Goodwill Impairment: The Company performed a goodwill impairment review at September 22, 2004 due to a decline in market capitalization and determined that the fair value of the Company was less than shareholders’ equity, which is an indication that goodwill may be impaired. Therefore, the Company performed the second step of the goodwill impairment test, resulting in a non-cash impairment charge of $87.1 million to record the full impairment of goodwill associated with prior acquisitions.

(4)	Discontinued Operations and Restructuring: As a result of the announced plan to close and/or sell certain retail locations, distribution centers and manufacturing plants, the operating results and loss on disposal of 156 retail locations and one distribution center have been classified as discontinued operations. Other costs related to the restructure plan that are in continuing operations have been classified as restructuring charges on the Condensed Consolidated Statement of Operations. The following table details the charges incurred through September 22, 2004.

	Continuing operations	Discontinued operations
(in thousands)	restructuring	Loss on disposal	Loss on operations	Incurred to date	Total expected
Asset impairment and (gain) loss on sale/retirement, net	8,793	(1,359)	26,361	33,795	28,000-53,000
Inventory writedowns	—	—	1,271	1,271	20,000-35,000
Lease termination costs	78,004	36,737	—	114,741	185,000-225,000
Employee termination costs	4,732	5,606	—	10,338	20,000-40,000
Other location closing costs	723	7,355	—	8,078	22,000-47,000

Total	92,252	48,339	27,632	168,223	275,000-400,000

The lease termination costs for continuing operations reflects the impact of the Raleigh (NC) and Sarasota (FL) warehouse closings.

(5)	Self-Insurance Losses and Recoveries: During the first quarter of fiscal 2005, three hurricanes, Charley, Frances and Ivan, caused inventory damage, property damage, power outages, and store closings in much of the Company’s operating area. The Company’s named windstorm insurance covers these types of losses as well as business interruption losses subject to an annual deductible of $10.0 million for the first named windstorm and $100,000 for each additional named windstorm. For the three hurricanes, our total deductible is $10.2 million. Retail inventory losses are covered at the retail selling price. The excess recovery of the retail selling price over the cost of the inventory is expected to substantially offset out-of-pocket costs, thereby resulting in no impact to net income for the first quarter of fiscal 2005. Losses related to inventory damage of $24.1 million and payroll and other related expenses of $7.0 million have been recognized during the first quarter and are classified as cost of goods sold and other operating and administrative expenses, respectively. Insurance recoveries of $31.1 million have been recognized during the quarter and have been classified as income in the same line items as the losses described above. As of September 22, 2004, an insurance claim receivable of $31.1 million has been recorded as a current asset in the accompanying balance sheet. The Company is currently preparing its claim for business interruption and other loss coverage.

Subsequent to the first quarter of fiscal 2005, hurricane Jeanne caused similar damage to a portion of the Company’s operating area. The Company is currently assessing the damages and preparing its insurance claims. The Company expects to be fully covered in excess of claims exceeding its deductible of $100,000 for the storm.

(6)	Debt: The Company has a senior secured credit facility (Facility) with a maximum borrowing capacity of $600.0 million. The Facility provides for a $400.0 million revolving credit facility, which also includes certain letters of credit, and a separate $200.0 million standby letter of credit facility. No amounts were drawn on the revolving credit facility other than $11.5 million in commercial letters of credit used to support imports of merchandise. At September 22, 2004, letters of credit were issued under both the revolving credit facility and the standby letter of credit facility, resulting in a remaining borrowing availability under each of $388.5 million and $62.6 million, respectively. Letters of credit issued under the standby letter of credit facility are used primarily to support workers’ compensation claims.

(7)	Inventory: The following supplemental information is provided to facilitate comparisons with companies using the FIFO method.

(Dollars in thousands except per share data)

	12 Weeks Ended	12 Weeks Ended
	Sept. 22, 2004	Sept. 17, 2003
FIFO Basis
Inventories	$1,107,126	1,282,449
Net (loss) earnings from operations	(152,095)	2,222
Diluted (loss) earnings per share	(1.08)	0.02